EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

DaVita Inc.

We consent to the incorporation by reference in the registration statement (No. 333-158220) on Form S-8 of DaVita Inc. of our report dated June 19, 2009, with respect to the statements of net assets available for benefits of the DaVita Inc. Retirement Savings Plan as of December 31, 2008 and 2007, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental financial statement schedules, which report appears in the December 31, 2008 annual report on Form 11-K of the DaVita Inc. Retirement Savings Plan.

/s/    KPMG LLP

Seattle, Washington

June 19, 2009